CUSIP No. 619908304 13G	Page 13 of 14 Pages

Exhibit 1

Joint Filing Agreement

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.

Date: February 12, 2003	Bay Harbour Management, L.C.

	By	/s/ Steven A. Van Dyke Name: Title:

Date: February 12, 2003	Tower Investment Group, Inc.

	By	/s/ Steven A. Van Dyke Name: Title:

Date: February 12, 2003	/s/ Steven A. Van Dyke Steven A. Van Dyke

Date: February 12, 2003	/s/ Douglas P. Teitelbaum Douglas P. Teitelbaum

Date: February 12, 2003	/s/ John D. Stout John D. Stout